Exhibit 10.1

MAGNEGAS SYSTEMS PURCHASE AGREEMENT

THIS MAGNEGAS SYSTEMS PURCHASE AGREEMENT (this “Agreement”) is made as of this 30th day of December, 2016 (the “Effective Date”) by and between MAGNEGAS CORPORATION, a Delaware corporation (“MagneGas”) and TALON VENTURES & CONSULTING GMBH, a company constituted under the laws of Germany (“TALON”). MagneGas and TALON are each referred to herein individually as a “Party,” and jointly as the “Parties.”

RECITALS

A.       MagneGas is engaged in the business of developing and manufacturing gasification and sterilization equipment that operate with MagneGas’ proprietary technology to generate a proprietary gaseous fuel from certain waste products (the “MagneGas Fuel”).

B.       TALON is a company doing business in Germany with access to a distribution network in Germany for potential marketing of MagneGas Fuel.

C.       MagneGas and TALON have entered into that certain Letter of Intent dated as of August 22, 2016 (the “LOI”), providing for the sale of the MagneGas Systems (as defined below) to TALON, together with certain cylinders and MagneGas regulators, for the manufacture and distribution of MagneGas Fuel within a limited Territory (as defined below) and subject to the terms and conditions described in the Licensing and Distribution Agreement (the “Distribution Agreement”) to be entered into between MagneGas and TALON.

D.       As a condition to the Distribution Agreement, MagneGas shall sell and TALON shall purchase the MagneGas Systems consisting of a MagneGas gasification system and a MagneGas sterilization system meeting the specifications described herein.

E.       The purpose of this Agreement is to set forth the terms and conditions upon which MagneGas will sell to TALON and TALON will purchase the MagneGas Systems from MagneGas, and the respective duties, obligations, and responsibilities of each of the Parties.

F.        MagneGas agrees that all services, warranties and obligations that are owed to TALONwill fully apply to all customers of TALON (or a respective subsidiary) who have purchased MagneGas equipment (gasification units, sterilization units, periphery). All respective claims shall be handled directly by MagneGas as manufacturer of the equipment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

OPERATIVE TERMS AND CONDITIONS

1.       DEFINITIONS

In addition to any other term defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below.

1.1       “Affiliate” means any legal entity that is owned by, owns, or is under common Ownership with a party. "Ownership" means more than 50% of the voting interests of a Party, whether attained through stock or equity ownership or through a contractual arrangement.

1.2       “Commissioning” shall mean the process of deeming a MagneGas System to be operational and successful in producing MagneGas within the specifications for such system as set forth in this Agreement.

1.3       “Confidential Information” shall have the meaning set forth in Section 12.1.

1.4       “Construction Completion Deadline” shall have the meaning set forth in Section 4.4.

1.5       “Distribution Agreement” shall have the meaning ascribed to that term in the recitals to this Agreement.

1.6       First Installment” shall have the meaning set forth in Section 4.3.

1.7       “Force Majeure Event” shall have the meaning set forth in Section 13.1.

1.8       “Gasifier” shall have the meaning set forth in Section 1.8.

1.9        “Initial Deposit” shall have the meaning set forth in Section 4.2.

1.10       “LOI” shall have the meaning ascribed to this term in the recitals to this Agreement.

1.11       “Losses” shall mean any and all damages, settlement amounts, assessments, fines, dues, penalties and other costs and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts) required to be paid to third parties with respect to the claim, suit, or action in question by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to such claim, suit, or action.

1.12       “MagneGas Fuel” shall mean the fuel manufactured by a MagneGas Gasifier or Sterilization Unit as defined in the Recitals to this Agreement.

1.13       “MagneGas Indemnified Party” shall have the meaning set forth in Section 11.2

1.14       “MagneGas Regulators” shall mean the gauges used on the cylinders to regulate fuel flow.

1.15       “MagneGas Systems” shall mean, jointly: (a) a 300KW stationary Gasification Unit manufactured by MagneGas based on technology which gasifies liquid waste (the Vertical Gasification Gasifier) as specified on Exhibit A (the “Gasifier”), and (b) a 100KW mobile sterilization Unit - as specified on Exhibit B (the “Sterilization Unit”).

1.16       “Mag2” shall mean the MagneGas Fuel produced with a Gasifier from oil feedstock.

1.17       Notice of Completion” shall have the meaning set forth in Section 4.4.

1.18       “Person” or “person” shall mean any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, or other legal entity.

1.19       “Second Installment” shall have the meaning set forth in Section 4.3.

1.20       “Sterilization Unit” shall have the meaning set forth in Section 1.8.

1.21       “TALON Indemnified Parties” shall have the meaning set forth in Section 11.1.

1.22       “Territory” shall have the meaning ascribed to such term in the Distribution Agreement.”

1.23       Third Installment” shall have the meaning set forth in Section 4.3.

2.       TERM.

2.1       Term. The term of this Agreement will be effective from the date first set forth above and will remain in effect thereafter for one (1) year from its effective date (the “Term”), provided that certain specified provisions of this Agreement shall survive the termination of the Term, as indicated herein.

2.2       Renewal. Any renewal terms of this Agreement that may be contemplated or necessary to allow additional time for a party’s performance hereunder, if any, shall be negotiated by the Parties in their sole discretion.

3.       PURCHASE AND SALE COMMITMENT

3.1       Sale of MagneGas Systems. Subject to the terms and conditions herein, MagneGas will sell to TALON, and TALON will purchase from MagneGas the following: (a) one Gasifier as identified on Exhibit A, (b) one Sterilization Unit as identified on Exhibit B, (c) 250-150 cylinders full of Mag2 and (d) 50 MagneGas Regulators.

3.2       Purchase Price. The purchase price is (a) One Million Seven Hundred Fifty Thousand and NO/100 ($1,750,0000) for the Gasifier, (b) Eight Hundred Thousand and No/100 Dollars ($800,000.00) for the Sterilization Unit, (c) Ninety-Five Thousand and NO/100 Dollars for the Mag2 cylinders and (d) Five Thousand and No/100 Dollars ($5,000.00) for the MagneGas Regulators, for a combined total price of Two Million Six Hundred Fifty Thousand and NO/100 Dollars) (the “Purchase Price”). The Purchase Price is F.O.B. MagneGas’ facility at Company Headquarters in Clearwater, Florida. The Purchase Price does not include any taxes or tariffs that may be imposed on the transaction and be a cost to TALON.

3.3       Delivery Commitment. Delivery of each MagneGas System will be accepted by TALON at MagneGas’s headquarters in Florida. TALON will be responsible for arranging and paying for shipment to TALON’s facility in Germany or such other location where TALON will choose to have the MagneGas Systems installed.

4.       DEPOSIT, PAYMENT AND DELIVERY

4.1       Manner of Payment: Currency. All payments for the Purchase Price of the MagneGas Systems or otherwise in connection therewith shall be calculated and paid in U.S. Dollars and shall be paid by cash wire transfer to the following account in the name of MagneGas, to be confirmed by email wire:

PNC Bank

FBO:	MagneGas Corporation

11885 44th Street North

Clearwater, FL 33762

4.2       Initial Deposit. A non-refundable deposit of Twenty-Five Thousand and no/100 U.S. Dollars (U.S. $25,000.00) has been paid by TALON prior to this date and is hereby acknowledged (the “Initial Deposit”).

4.3       Payments. Payment of One Million Three Hundred Fifty Thousand and NO/100 Dollars ($1,350,000) representing the 50% of the combined Purchase Price of the MagneGas Systems plus the full price of the cylinders and regulators, less the Initial Deposit, shall be due to MagneGas at its indicated account within 90 days following the execution of this Agreement, (the “First Installment”). An additional Six Hundred Thirty-Seven Thousand and Five Hundred and NO/100 Dollars ($637,500) shall be paid to MagneGas within 15 business days of TALON’s receipt of written notice from MagneGas certifying that construction of the MagneGas Systems is 75% complete (approximately 4 to 5 months from receipt of the First Installment (the “Second Installment”). A third installment of Three Hundred Eighty-Two Thousand and Five Hundred and NO/100 Dollars ($382,500.00) (the “Third Installment”) shall be due upon final completion of the MagneGas Systems and TALON’s accepting delivery thereof at the factory (prior to shipping to TALON’s headquarters). A final installment of Two Hundred Fifty-Five Thousand and NO/100 Dollasrs ($255,000.00) is due upon delivery and installation, but in no event later than 20 business days after delivery. Time is of the essence for any payments under this Agreement and payments hereunder shall be due not later than fiveteen (15) business days of the due date stated herein. If a payment is not received fiveteen (15) business days after the due date, and is not disputed in good faith by TALON, MagneGas shall provide written notice to TALON of the payment default, and if not cured within five (5) business days after receipt of the written notice from MagneGas, it shall be considered a “Payment Breach” and MagneGas shall not be obligated to commence construction or perform any other duties hereunder until the Payment Breach is cured. In the event of a Payment Breach, the provisions of Sections 4.4 and 4.5 below shall cease to apply to this Agreement and MagneGas’s sole obligation will be to complete performance hereunder upon receipt of the delinquent payment. In the event of such a Payment Breach, this agreement will be deemed terminated and both parties acknowledge no recourse to either party.

4.4       Completion Deadline and Delivery. MagneGas shall have six (6) months from the payment of the First Installment (due as set forth in Section 3.3. above) to complete manufacture of the Gasifier (the “Construction Completion Deadline”). The MagneGas Systems shall be deemed to have been completed when MagneGas notifies TALON that it has completed construction of each MagneGas Systems and has tested it to produce MagneGas (a “Notice of Completion”).

4.5       Transfer of Title/Shipment and Delivery. Title to the MagneGas Systems will transfer to TALON upon payment in full as required in Section 4.3 and upon MagneGas’s issuance of a Notice of Completion. Subject to the provisions of Section 4.6 below, freight, insurance, transportation and all other costs associated with shipment to Talon’s facility shall be borne solely by TALON, and are not included in the Purchase Price, with MagneGas to be named as an additional insured party under any insurance policy covering the MagneGas Systems while in transit. Title and risk of loss passes jointly to the Parties upon issuance of the Notice of Completion and prior to shipment of the MagneGas Systems out of the MagneGas facilities.

4.6       Shipping and Delivery Terms.

(i)       The MagneGas Systems will be packed and shipped in a commercially reasonable manner mutually agreed by the parties, consistent with industry standards, and in compliance with applicable law. MagneGas shall make all necessary arrangements for shipment of the MagneGas Systems to the Talon facility, at Talon’s cost and expense, but MagneGas will not be held responsible for delays or costs related to the shipment of the MagneGas Systems to Germany.

(ii)       TALON will be responsible for bringing all utilities (water, electricity etc.) to the Talon facility where the MagneGas Systems will be installed. TALON will be responsible for obtaining all required governmental permits and for preparing the site and surrounding area in its entirety for the delivery and set up of the MagneGas Systems, including ensuring that the site meets the specifications set forth on Exhibit B. MagneGas will be responsible for providing two technicians, at its sole expense, to assist with the installation of the MagneGas Systems.

4.7       Future MagneGas Systems Purchases. MagneGas will sell additional MagneGas Systems (having the same specifications as the MagneGas Systems purchased and sold hereunder, but subject to the variations specified in this paragraph) to Talon for installation anywhere within the Territory, at the same price and on the same terms and conditions as set forth in this Agreement, except for price increases which may be implemented by MagneGas solely to reflect increased cost of labor or materials. The MagneGas Systems to be sold hereby are subject to changes in configuration or specifications as may be required by applicable regulations or safety standards or requirements of the gasification system.

5.       ADDITIONAL OBLIGATIONS OF THE PARTIES

5.1       Training. At its sole expense, TALON shall send two of its representatives to MagneGas’s operations in [Tampa, FL] to train with MagneGas technicians on the proper installation, operation, and maintenance of the Gasifiers (a “Train the Trainer Approach”) [for a period of up to two (2) continuous weeks]. The cost of such training (except for the travel and lodging costs of the TALON personnel) is included in the Purchase Price.

5.2 Installation. At its sole expense, MagneGas shall provide one technician to travel to the site of installation to assist for up to two weeks with set up, installation and commissioning of the MagneGas Systems. Upon completion of such period, MagneGas will certify the MagneGas Systems as operational in accordance with such standards as the parties have accepted as set forth on Exhibit D (the “Commissioning Date”).

5.3       Service and Repair. MagneGas shall provide a service kit containing the items identified on Exhibits A and B with each MagneGas Systems delivered to the Talon facility, to support one (1) year of component failures, at no additional cost.

5.4       Service and Repair. MagneGas shall provide a service kit containing the items identified on Exhibit A and B with the MagneGas Systems delivered to the Facility, to support one (1) year of component failures, at no additional cost.

5.5       Compliance with Law; Licenses and Approvals. Each Party shall comply in all material aspects with all laws, rules, regulations, and other governmental requirements applicable to such Party’s performance or obligations under this Agreement, and shall obtain and maintain all material governmental permits, licenses, and consents required in connection therewith. For clarification purposes, Talon shall be responsible for all permits, licenses, consents and any other compliance relative to the operation of the MagneGas Systems or use of MagneGas Fuel in the facility and in the Territory.

5.6       Independent Contractors. Neither MagneGas nor TALON is, nor will be any of them be deemed to be, an agent, legal representative, joint venturer, partner, or employee of the other for any purpose. For avoidance of doubt, neither MagneGas nor Talon will be entitled to (a) enter into any contracts in the name of or on behalf of each other, (b) pledge the credit of any party other than itself in any way or hold itself out as having authority to do so, or (c) make commitments or incur any charges or expenses for or in the name of each other. As to each other, for purposes of this Agreement, MagneGas and TALON shall be independent contractors.

5.7 Transfer of Rights. TALON will have the right to transfer all rights resulting from this agreement to a subsidiary that will physically execute the business. This subsidiary must be fully owned by TA or its shareholders.

5.8 Customer Claims. MagneGas agrees that all services, warranties and obligations that are owed to TALON will fully apply to all customers of TALON (or a respective subsidiary) who have purchased MagneGas equipment (gasification units, sterilization units, periphery). All respective claims shall be handled directly by MagneGas as manufacturer of the equipment.

6.       NO LICENSE GRANTED. The purchase of the MagneGas Systems does not comprise a grant of any license to TALON to use the name “MagneGas” or to sell or distribute any MagneGas Fuel. Any rights to such a license exist and are granted only pursuant to the terms of the Distribution Agreement.

7.       TERMINATION

7.1       Termination Without Cause. Notwithstanding anything stated herein, this Agreement may be terminated without cause only on the following terms:

(i)       By either Party, if a court of competent jurisdiction or governmental authority, regulatory, or administrative agency or commission shall have enacted any law, statute, rule, or regulation, or issued any final and non-appealable order or decree that permanently restrains, enjoins, or otherwise prohibits either Party from substantially performing under this Agreement; or

(ii)       By either party due to the failure of successful testing of the completed MagneGas Systems.

7.2       Termination For Cause. This Agreement may be terminated for cause on the following terms:

(i)       by either Party if the other Party breaches or fails to comply with any material term, condition, or obligation required to be performed or complied with by such other Party under this Agreement, and such material breach or failure is not cured within forty-five (45) days following written notice thereof by the terminating Party;

(ii)        by either Party if the other Party (a) institutes any insolvency, receivership, or bankruptcy proceedings, or any other proceedings for the settlement of its debts, (b) has any such proceedings instituted against it, which proceedings are not dismissed or otherwise resolved in its favor within one hundred and twenty (120) days thereafter, (c) makes a general assignment for the benefit of its creditors, or (d) is dissolved or permanently ceases to conduct business in the ordinary course; or

(iii)       By MagneGas in the event of a Payment Breach by TALON.

7.3       Rights and Obligations on Expiration or Termination.

(i)       In the event of a Termination for Cause, the terminating Party may also be entitled to damages subject to the limitations of Article 10 and this Section 7.3. To the extent termination is in connection with a Payment Breach, MagneGas may, at its option, make demand for the sums due and owing and shall retain the Initial Deposit as liquidated damages.

(ii)       In the event of a Termination Without Cause under Section 7.1(i) due to MagneGas’s inability to perform, MagneGas shall promptly refund all amounts paid it by TALON under this Agreement (subject to retention of the Initial Deposit which is non-refundable).

7.4       Survival. All of the respective obligations, representations and disclaimers of the Parties set forth in this Agreement shall survive the execution and delivery of this Agreement and the delivery of the MagneGas Systems to the Facility.

8.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF ADDITIONAL WARRANTIES; COVENANTS BY TALON

8.1       By Both Parties. Each Party represents and warrants to the other Party that (a) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, (b) it is not a party to any agreement or understanding, and knows of no law or regulation, that would prohibit it from entering into and performing its obligations under this Agreement, or that would conflict with this Agreement, and (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof.

8.2       Additional Warranties of MagneGas. MagneGas additionally represents and warrants to TALON that (a) it owns or has sufficient rights to manufacture and sell the MagneGas Systems that will be supplied pursuant to this Agreement, (b) title to the MagneGas Systems will be conveyed to TALON free and clear of any liens or encumbrances, (c) it has sufficient manufacturing capacity and access to sufficient quantities of raw materials and component parts, materials and ingredients to produce and provide the MagneGas Systems to which it has committed hereunder, (d) each such MagneGas System is protected by patents issued by the US Patent and Trademark Office (the “USPTO”) or is otherwise covered by patents pending with the USPTO, and to the best knowledge of MagneGas does not infringe on the intellectual property of any third party in the United States; (e) such MagneGas Systems, at the time of shipment, and for a period of one year thereafter, will conform in all material respects with the agreed-upon specifications for such MagneGas Systems as set forth on Exhibit A and Exhibit B, respectively, (f) such MagneGas Systems shall be fit for their intended purpose, reasonably safe for use in accordance with the instructions provided to TALON in writing, and free from any defects in design or manufacturing, and (g) that as of the date hereof the use of the MagneGas Systems to make MagneGas Fuel complies with the applicable laws and regulations of the United States and Florida, and that MagneGas has provided or made available to TALON all third party reports received by it certifying or relating to such compliance or to the content of emissions from the MagneGas Systems during the processing or manufacturing of MagneGas Fuel. MagneGas makes no representation as to the MagneGas Systems’ compliance with the laws and regulations of any country other than the United States of America, and has not undertaken to determine whether use of the MagneGas Systems in the Territory is compliant with local laws and regulations. MagneGas also provides the specific warranties contained in Exhibit D hereto.

8.4       Additional Warranties of TALON. TALON additionally represents and warrants to MagneGas that neither TALON nor any of its representatives will intentionally make any oral or written representations which vary materially from the specifications, warranties, or representations by MagneGas with respect to the MagneGas Systems or the MagneGas Fuel as stated in packaging or written documentation provided in writing by MagneGas to TALON relating to the MagneGas Systems or MagneGas Fuel. TALON acknowledges that TALON is solely responsible for ensuring compliance with the laws of the Territory, including, but not limited to, all environmental laws and regulations and all applicable laws and regulations at the federal, state and local levels in the Territory, during the initial installation of the MagneGas Systems in Talon’s facility for the manufacture of the MagneGas Fuel. TALON further warrants and covenants that it will not reverse engineer, grant access to the MagneGas Systems to third parties for the purpose of reverse engineering, or otherwise misappropriate the MagneGas Systems technology. TALON acknowledges that the foregoing covenant is particularly important to MagneGas and that MagneGas is relying on this covenant and on the confidentiality provisions of Section 12 hereof in order to enter into this Agreement. TALON will further promptly notify MagneGas if and when it becomes aware of any apparent infringement of the MagneGas technology in the Territory.

8.5       Disclaimer of Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER. PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED.

8.6       Warranty Remedies. IN THE EVENT OF ANY BREACH OF ANY OF THE MAGNEGAS SYSTEMS WARRANTIES CONTAINED HEREIN, TALON MAY REQUIRE THE REPAIR OR REPLACEMENT OF THE DEFECTIVE MAGNEGAS SYSTEM OR PART, OR RETURN OF THE PRICE PAID BY TALON.

9.       LIMITED PURCHASE OF GAS. MagneGas agrees for a period of 48 months after delivery and commissioning of the MagneGas Systems, but no more than 30 days after delivery thereof, that if TALON wants to sell its gas to MagneGas while building the market for MagneGas in the Territory, TALON will agree to do so at a delivered-to-Magnegas price of $0.36/cubic ft. Additionally, the gas will have to be delivered within MagneGas’s specifications and in cylinders or containers that conform to US DOT standards and regulations. The parties may agree to extend the buyback program upon mutually acceptable terms. This paragraph extends to TALON customers (or customers of a designated Talon subsidiary) who buy MagneGas equipment from TALON.

10.       LIMITATIONS OF LIABILITY

10.1       Limitation on Certain Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, OR. CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS, OR GOODWILL) IN CONNECTION WITH THE MAGNEGAS SYSTEMS, THE MAGNEGAS FUEL OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY REFLECTS A DELIBERATE AND BARGAINED FOR ALLOCATION OP RISKS BETWEEN TALON AND MAGNEGAS AND IS INTENDED TO BE INDEPENDENT OF ANY EXCLUSIVE REMEDIES AVAILABLE UNDER THIS AGREEMENT, INCLUDING ANY FAILURE OF SUCH REMEDIES TO ACHIEVE THEIR ESSENTIAL PURPOSE.

10.2       THE TOTAL LIABILITY OF MAGNEGAS FOR ANY AND ALL LOSSES AND DAMAGES ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) SHALL BE LIMITED TO ACTUAL OUT-OF-POCKET DAMAGES, INCLUDING BUT NOT LIMITED TO GOVERNMENTAL FINES, AND IN NO EVENT EXCEED THE PURCHASE PRICE (INCLUDING ROYALTIES PAID, IF ANY) OF THE MAGNEGAS SYSTEM IN RESPECT TO WHICH SUCH CAUSE ARISES. IN THE EVENT THAT THE LIABILITY FOR LOSS AND/OR DAMAGE ARISES IN CONNECTION WITH THE MALFUNCTION OF A MAGNEGAS SYSTEMS OR PART THEREOF, AT MAGNEGAS’s OPTION, MAGNEGAS MAY INSTEAD REPAIR OR REPLACE SUCH PRODUCTS, BUT IN NO EVENT SHALL MAGNEGAS BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM ANY PRODUCT DEFECT.

10.3        IN THE EVENT OF A TERMINATION OF THIS AGREEMENT BY MAGNEGAS DUE TO A FORCE MAJEURE EVENT AS SET OUT IN SECTION 13.1, MAGNEGAS’ SOLE OBLIGATION HEREUNDER AND TALON’S SOLE REMEDY SHALL BE THE RETURN OF THE PURCHASE PRICE.

10.4        Essential Part of the Bargain. The Parties acknowledge that the limitations of liability set forth in this Article 10 are an essential element of this Agreement between the Parties, and that the Parties would not have entered into this Agreement but for such limitations of liability.

11.       INDEMNIFICATION

11.1       Indemnification by MagneGas. MagneGas shall defend and/or settle any and all third party claims, suits, and actions asserted against TALON, its Affiliates, or their respective employees, officers, directors, managers, shareholders, members, agents, Affiliates, successors, and assigns (each, a “TALON Indemnified Party”), to the extent such claims, suits or actions arise from or are based on (i) any breach by MagneGas of any of its representations, or warranties set forth in Article 8 or (ii) an actual or alleged claim of infringement or misappropriation of a patent, copyright, trademark or trade secret of any third party in connection with TALON’s use of the MagneGas Systems. All settlements under this Section 11.1 shall be subject to discussion with TALON and shall require the prior written consent of both Parties. TALON (and the applicable TALON Indemnified Parties) shall at all times have the option, at its own expense, to participate in the defense or settlement of the claim, suit, or action (including, without limitation, through counsel of its own selection). In addition, MagneGas shall indemnify and hold harmless the TALON Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with any such claims, suits, or actions.

11.2       Indemnification by TALON. TALON shall defend and/or settle any and all third party claims, suits, and actions asserted against MagneGas, its Affiliates, or their respective its employees, officers, directors, managers, shareholders, members, agents, Affiliates, successors, and assigns (each, a “MagneGas Indemnified Party”), to the extent such claims, suits or actions arise from or are based on any breach by TALON of any of its representations or warranties set forth in Article 8 or any material modification of the MagneGas Systems not approved by MagneGas. All settlements under this Section 11.2 shall be subject to discussion with MagneGas and shall require the prior written consent of both Parties. MagneGas (and the applicable MagneGas Indemnified Parties) shall at all times have the option, at its own expense, to participate in the defense or settlement of the claim, suit, or action (including, without limitation, through counsel of its own selection). In addition, TALON shall indemnify and hold harmless the MagneGas Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with any such claims, suits, or actions.

12.       CONFIDENTIALITY

12.1       Confidential Information. As used in this Agreement, “Confidential Information” means any material or information disclosed by either Party to the other Party, in writing, orally or by inspection of tangible objects (including, without limitation, material or information relating to such Party’s research, development, customers, prospective customers, markets, finances, or other business interests or trade secrets), which is designated in writing as “Confidential,” “Proprietary” or some similar designation.

12.2       Confidentiality and Non-Use. Each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement, and shall not disclose such Confidential Information to any third party, except to its attorneys and other advisors provided that such third party agrees in writing to abide by restrictions on confidentiality and non-use that are substantially the same as those set forth herein. Without limiting the foregoing, each Party shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information of like importance, which care shall be no less than reasonable care, to prevent the disclosure of Confidential Information of the other Party. Each Party will promptly notify the other Party of any actual or suspected misuse or unauthorized disclosure of the other Party’s Confidential Information.

12.3       Exceptions. The provisions of this Article 12 shall not apply to material or information that: (a) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving Party; (b) was known to the receiving Party, without restriction, at the time of disclosure (other than through a disclosure to the receiving Party by the disclosing Party prior to the Effective Date), as demonstrated by documentation in existence at the time of disclosure; (c) is disclosed with the prior written approval of the disclosing Party; (d) was independently developed by the receiving Party without use of any Confidential Information of the disclosing Party; (e) becomes known to the receiving Party, without restriction, from a third party not bound by an obligation of confidentiality; or (f) is disclosed generally to third parties by the disclosing Party without restrictions similar to those contained in this Article 12. In addition, the receiving Party may disclose the other Party’s Confidential Information to the extent such disclosure is required by law or by order or requirement of a court, administrative agency, or other governmental body, provided that the receiving Party provides prompt notice thereof to the disclosing Party so as to afford the disclosing Party reasonable opportunity to seek a protective order or otherwise prevent or restrict such disclosure.

12.4       Confidentiality of Agreement. The terms and conditions of this Agreement, but not its existence, shall be treated as Confidential Information of each Party. Upon the advance written consent of both Parties, not to be unreasonably withheld, the Parties may elect to issue press releases or other forms of publicity regarding the specific terms and conditions of this Agreement or regarding the business relationship under this Agreement.

13.       GENERAL PROVISIONS

13.1       Force Majeure. Neither Party shall be considered in default of its performance of any obligation hereunder (other than an obligation to make any payment due hereunder) to the extent that performance of such obligation is prevented or delayed by any act of God or other cause beyond such Party’s reasonable control, including, without limitation, any act, failure to act, or delay in acting on the part of any governmental authority (including the imposition of regulations which would prohibit the sale or manufacture of the MagneGas Systems or of MagneGas Fuel or which would require additional research and development and with which a Party would be unable to comply within a reasonable time); strikes or other labor difficulties; accidents or disruptions such as fire, explosion, terrorism, flood, epidemics, unanticipated breakdown, failure, or delay of third party essential machinery or telecommunications services, or civil disturbance (each, a “Force Majeure Event”). If any Force Majeure Event does arise, occur, or result, the Party subject thereto shall use commercially reasonable efforts to minimize the consequences of such Force Majeure Event and to overcome such Force Majeure Event as soon as reasonably possible. A Party desiring to rely upon any Force Majeure Event as an excuse for failure, default, or delay in performance shall provide the other Party with a written description of the facts giving rise to said event when it arises and statement claiming Force Majeure giving rise to suspension of the Parties’ obligation hereunder during the pendency of such conditions of Force Majeure. If such Party is not able to perform within ninety (90) days after the event giving rise to the excuse of Force Majeure, the other Party may terminate this Agreement.

13.2       Assignment; Binding Effect. TALON may assign its rights under this Agreement to a wholly owned subsidiary that will operate the business of the sale and distribution of the MagneGas, as permitted under the Licensing and Distribution Agreement. Such entity must either be wholly owned by TALON or by all of the current shareholders of TALON, or a combination thereof. Except as set forth in the preceding sentence, neither Party may, assign, delegate, or otherwise transfer this Agreement, or any of its rights or obligations hereunder without the prior written consent of the other Party, and any such assignment, delegation, or transfer shall be null and void. Subject to the foregoing, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

13.3       No Rights In Third Parties. Nothing in this Agreement will confer any rights upon any person other than the Parties and their respective successors and assigns.

13.4       Choice of Law: Jurisdiction. This Agreement and its subject matter shall be governed by and interpreted in accordance with the laws of the State of Florida, without reference to any principles governing conflicts of law that might cause the laws of any other jurisdiction to apply. Each party accepts the venue provisions of this Section 13.4 and waives its right to any other forum to which it may otherwise be entitled by virtue of its nationality or place of residence.

13.5       Legal Fees. If either Party brings an action against the other Party in order to enforce the terms and conditions of this Agreement, the non-prevailing Party in such action shall pay all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party.

13.6       Notices. All notices required under this Agreement shall be deemed effective upon receipt and shall be (a) delivered personally, (b) sent via overnight delivery using a nationally recognized courier service (e.g., UPS or FedEx), to the Party to be notified, at the address(es) for such Party set forth below, or at such address(es) of which such Party has provided notice in accordance with the provisions hereof, as follows:

To MagneGas:	MagneGas Corporation
11885 44th St. North
Clearwater, FL 33762
Attn: Ermanno Santilli, CEO

with a copy to:	Shutts & Bowen LLP
4301 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
Attn: Olga M. Pina, Esq.

To TALON:	Talon Ventures and Consulting GmbH
Stadtweg 7
D-30966 Hemmingen, Germany
Attn: Matthias Mueller, CEO

with a copy to:	Wollmann & Partner
Meinekestr. 22
D-10719 Berlin
Attn: Benjamin Bernhard

13.7       Entire Agreement; Amendments. This Agreement, including any Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the Parties with respect to its subject matter. All prior and contemporaneous agreements and understandings between the Parties, whether oral or written, are hereby superseded in their entirety by this Agreement. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties.

13.8       No Waivers. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition herein will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other Party.

13.9       Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, such provision shall be modified to reflect the fullest legal and enforceable expression of the intent of the Parties or, if not possible, severed, and the remainder of this Agreement will not be affected thereby. Notwithstanding the foregoing, the limitations of liability in Article 11 and the indemnification provisions in Article 12 are considered by the Parties to be integral to this Agreement and may not be modified or severed from this Agreement.

13.10       Interpretation. The Section, Article, and Exhibit headings contained in this Agreement are for reference purposes only, and shall not control or affect the construction of this Agreement or the Interpretation thereof in any respect. Unless otherwise expressly indicated, all references to Sections, Articles, and Exhibits are to the Sections, Articles, Exhibits and Schedules of this Agreement.

13.11       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the Effective Date, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of his Agreement to produce or account for more than one such counterpart. Facsimile or electronically scanned copies will be given the same force and effect as original documents.

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IN WITNESS WHEREOF, the Parties, by their duly appointed officers, have entered into this Agreement on the Effective Date.

MAGNEGAS CORPORATION

By:
Name:	Ermanno Santilli
Title:	President and CEO
Date:	December 16th, 2016

TALON VENTURES & CONSULTING GMBH

By:
Name:	Matthias Mueller
Title:	Chief Executive Officer
Date:	December 16th, 2016